Exhibit 4.2

MANYCORE TECH INC. Number Class A Ordinary Share(s) Incorporated under the laws of the Cayman Islands Share capital is US$200,000 divided into (i) 5,527,000,000 Class A Ordinary Shares of a par value of US$0.000025 each. (i) 473,000,000 Class B Ordinary Shares of a par value of US$0.0CC025 each and (iii) 2,000,000,000 Shares of a par value of US50.000025 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles of Association of the Company. THIS IS TO CERTIFY THAT is the registered holder of Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of by: DIRECTOR